UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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January 17, 2008

Dear Shareholders,

I would like to thank you for your support of CTC, take this opportunity to update you on the progress CTC has made since my October shareholder letter and to invite you to our annual meeting of shareholders to support our strategic decisions as outlined in the attached Proxy Statement.

I provided a lengthy update at the special shareholders meeting in December, therefore rather than an annual recap, I will focus on the results of our 2007 fiscal year and summarize our current efforts in the two markets we serve: novel conductors for electrical grid transmission efficiency and optimization; and renewable energy wind turbines. Following this discussion I will be recap our guidance for the December quarter which was provided during our conference call on our 10K filing.

ACCC Conductor - CTC Cable:
We are pleased with our revenue and order growth for our ACCC products. Fiscal 2007 ACCC related revenues increased to $16 million from $3 million in fiscal 2006 and total booked orders of ACCC products for fiscal 2007 were $30.6 million, which is up from $4.5 million for fiscal 2006. The backlog for ACCC products at the first of December 2007 increased to $19 million as compared to $1.5 million for the first of December 2006. Looking ahead to our revenues for the first three months of fiscal 2008, we believe CTC Cable will be profitable and cash flow positive for the December quarter.

This month we will begin the second year of a successful three year agreement with Jiangsu New Far East in China. The terms for the second year of this agreement will increase the minimum required purchase requirements to 900 kilometers per quarter, a 50% increase over last year. Jiangsu New Far East now orders most of its ACCC product as core since they have set up their own aluminum stranding facility, which results in a much higher margin sale for our company.

Superior performance based upon operating data derived from dozens of installations and thousands of miles of installed ACCC conductor has allowed us to formulate and deliver a compelling real world marketing message based on efficiency and fundamental economics. This efficiency message is being carried to North American markets by our new business development team headed by Tom Smith, our new Chief Strategy and Business Development Officer. Internationally, the marketing efforts are being lead by Dominic Majendie, Vice President of International Marketing, who is personally delivering the message to markets in the UK, Europe, the Middle East, Mexico, India, and Indonesia while another new representative has delivered the efficiency message to Brazil for several proposed projects. Most recently, in January we saw our first commercial ACCC sale to a customer in Chile as we continue to expand our customer base beyond China and the U.S.

The “Energy Efficiency” message has now been confirmed by American Electric Power based upon the 2006 11.5 mile installation of ACCC conductor in a 161 kilovolt line in Northwest Arkansas. The replacement line showed an approximate 32% line loss reduction, or 0.9 megawatts/hour from 2.8 megawatts/hour to 1.9 megawatts/hour on that specific line as compared to the prior ACSR installation. Even more exciting for CTC Cable was in the impact on the overall system losses. As a result of the 11.5 mile conductor replacement, the effect on the total system losses was even greater than the measurement of the line with 39% less line losses or 1.1 megawatts/hour. To translate all of this into financial terms, our estimate of the cost to reconductor this section was between $1.2 and $1.5 million, however if one assumed a wholesale energy cost of approximately $50 per megawatt hour, then the operator could have saved line losses estimated at up to $500,000 per year. This would represent a 2-3 year investment payback calculated before any additional revenue capacity gained from ACCC is factored. While any overall system effect would of course vary depending on each specific system, we view the AEP results as a third party verification to our new marketing message and a real world confirmation of the compelling effect of “energy efficiency” in transmission systems. We believe this type of hard data will be difficult for utilities and public utility commissions to ignore.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

Our ISO 9001:2000 certified ACCC core production Irvine facility will soon be able to produce 7,700 miles per year and is easily expandable to approximately 20,000 miles per year. We have sourced an adequate supply of aerospace grade carbon through our supplier management and recent efforts to add qualified suppliers. Therefore, we are ready to produce the ACCC product that we believe our sales traction and new marketing campaign can generate. We anticipate an excellent year for our ACCC conductor.

DeWind Turbines - D8.2 Model Being Installed at Sweetwater, Texas Site:
As I write this letter, our first 2 megawatt D8.2 60 hertz turbine for the North American market has completed successful tests at the National Renewable Energy Lab in Colorado and is now being erected in Sweetwater, Texas. The turbine should be commissioned by the end of January. We are preparing for a highly anticipated press conference and demonstration at the Texas State Technical College site after commissioning. Further, the College has agreed to purchase the turbine and they will continue to allow us full access to the turbine for additional monitoring. The College intends to use our turbine to conduct classes on the maintenance and operation of wind turbines. Due to overwhelming demand, the College has expanded class sizes and numbers and has approached us about the possibility of purchasing additional turbines once the certification process is completed.

In Cuxhaven, Germany, our first DeWind 50 hertz D8.2 wind turbine continues its successful operations since last January and is in the process of completing additional design certifications at the DEWI-Offshore Certification Centre test site. The first commercial D8.2 model installation, which was sold to a mining company in Argentina, has been successfully installed at 4000 meters elevation and is in operation.

Contract assembly operations at TECO Westinghouse Motor Company in Texas are now underway building the first 60 hertz D8.2 turbines for commercial sale in North America and other 60 hertz markets. We continue to maintain excellent relations with TECO and we consider them a key contributor to our wind turbine business. Many of our potential customers have visited this facility which is poised for rapid expansion of commercial turbine assembly. We will have pictures of the TECO production facility available for the shareholder meeting presentation.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

DeWind Turbine Orders:
The order backlog as of January 15, 2008 (including December, 2007 quarterly revenues) is $50 million, an increase of $37 million over last year’s $13 million order backlog but as yet this backlog is primarily in South America, Europe and China. As for North and South American sales efforts, we have disclosed publicly that we are in negotiations with several parties for sales of the 2008 production of D8.2 turbines. We are continuing these negotiations with multiple parties representing a robust sales pipeline many times in excess or our projected 2008 and 2009 supply chain and production limitations.

Our pipeline is robust in part because the worldwide availability of wind turbines is very limited and in part due to the high degree of interest in our innovative D8.2 design. Over the past year, due to tax incentives at the State and National levels in the Americas, along with the significant grass roots push for renewable energy standards, the demand for clean, renewable wind energy has increased significantly. In states such as our home State of California, there are initiatives requiring clean energy generation coupled with greenhouse gas emissions reductions, which have driven price increases for purchased electricity derived from wind sources. The increased prices for wind energy have made formerly marginal wind sites economically viable and formerly profitable sites potentially even more profitable. Our competitors’ prices per turbine or megawatt of generation have risen with the increased demand, from a level of approximately $1.0 million per megawatt last year to recently published October sales of $1.35 million per megawatt. Our quoted prices have increased accordingly.

The technical feedback from our potential customers has been very favorable for the new innovative D8.2 product, all of whom understand and embrace our approach to synchronous power generation and view this approach as a competitive advantage. Many of our potential customers have spent considerable time and resources performing comprehensive technical reviews of the D8.2 turbine and our facilities. Often this diligence process has led prospective clients to engage special consulting engineering companies to study our turbines and write detailed reports on their viability, as well as reviewing the TECO assembly operations. All of these reviews have been positive and concerns as to the technological merits of the turbines are minimal. Of importance has been the certification and operating history of the 50 hertz D8.2 in Germany, the recent successful NREL testing of the 60 hertz unit, and general recognition that the D8.2 is a meaningful upgrade to the well proven D8 model that has been in service since 2002.

While substantial success has been achieved, the award of significant numbers of the D8.2 turbine sales has taken longer than anticipated. We believe one reason for this delay is the challenge of obtaining financing from traditional sources of wind farm capital. This is in part due to DeWind’s lack of sales history in the North American 60 hertz market and the fact that this particular model has a limited operating history. Typically, the historical purchasers of wind turbines have been wind farm operators and developers who are heavily reliant upon traditional bank turbine financing who tightly model the economics underlying wind farms in addition to other risk management criteria. Additionally, some prospective financiers would like to see a larger balance sheet to provide more comfort to their generally risk adverse nature.

In spite of these concerns, one large potential customer has placed a significant hold fee and is in the process of finalizing their technical economical review. Since this customer has not signed a turbine supply contract, we do not consider this business to be “order backlog” as yet. Several smaller potential customers’ financiers are awaiting a specific warranty insurance program. We are actively working with insurers at this time to obtain this important coverage. We have recently supplied several other potential customers with our standard turbine supply agreements and understand that they are in accelerated feasibility reviews, since portions of their projects are supposed to be completed in 2008 and there are few, if any, other turbines available for delivery this year.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

We remain confident that we will soon finalize orders for our D8.2 turbines for delivery this year. We are positioning the company to build a substantial volume of turbines in 2008 and grow into orders of up to 360 turbines for delivery in 2009. Several key hires have been made to facilitate our production, primarily Robert Rugh, who recently joined us as Executive Vice President of Operations for DeWind, with a over a decade of turbine manufacturing leadership.

Our Guidance for the Quarter Ended December 31, 2007:
We are projecting record consolidated revenues of between $14 million and $16 million for the December quarter, an increase of between $7.5 million and $9.5 million over the September quarter. Of this we are projecting $8.0 million of ACCC conductor and ACCC core products to be delivered and recognized in the December quarter. These sales represent approximately 700 kilometers of ACCC products, a 100% increase over the September, 2007 quarter deliveries of 345 km. Our ACCC product margins are expected to increase slightly above the 30.2% level seen in the September quarter as our product mix begins to change to the higher margin ACCC core products as opposed to the stranded ACCC conductor sold in fiscal 2007. We expect most of this revenue to be attributable to Jiangsu New Far East purchases for China delivery.

We expect our cash basis CTC Cable expenses to be approximately $2.0 million resulting in profitability for this business for the December quarter. The remaining $8.5 million in cable business backlog represents an additional 1,500 kilometers of product. This backlog is expected to be shipped by the end of April, 2008 but we are not currently providing specific guidance to the March 2008 quarter except that our product mix is shifting to a greater percentage of ACCC core and which is reflected in the lower sales price per kilometer than in past quarters.

Regarding Turbine revenue, out of the September 30, 2007 backlog of $50 million we are projecting to deliver between $6 million and $8 million of turbine revenues for quarter ending in December. This revenue primarily represents $2.4 million from the first commercial delivery of a D8.2 unit sold to a customer in Argentina and two D8 turbines sold to a Czech customer. We expect the balance of the remaining backlog to be shipped by July, 2008. We are not providing guidance on gross margins for the turbine sales for the December quarter and we expect our cash basis DeWind operating expenses to be consistent with the September level of $3.9 million as we continue to increase the research and development costs and costs related to the beginning of full commercial production of our D8.2 turbine at TECO Westinghouse’s facilities in Texas.

Corporate Activities and Next Steps

The Board of Directors is pleased with our current management team and excited that we have managed to attract several experienced managers that we believe will contribute significantly to the execution of our commercial plans, as we develop new strategies to increase awareness of the advantages that our products bring to the growing energy efficiency and renewable energy marketplace. The Board of Directors is pleased with addition of John P. Mitola as our new Director. Mr. Mitola joined us in October, 2007 and is already making major contributions through his experience with power companies, his knowledge of the regulatory landscape and the challenges of introducing new technology products as well as growth challenges of developing public companies. The Board of Directors is currently reviewing nominations for another independent director to complete a plan to have three independent board members in a total board of five members.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

As we move forward into the next year we are working diligently to enhance shareholder value. The Board of Directors and the management team believes in a two-pronged approach for the next year.

First, our goal is to continue the successful execution of sales order growth for both the CTC Cable and DeWind businesses. We hope to follow on the over 400% revenues and sales order growth from 2006 to 2007 with additional sales order and revenue growth into 2008 and 2009. For the CTC Cable business, this means expanding beyond the current limited US and Chinese sales into a broader penetration of North American market and additional worldwide markets. We believe our new marketing message is beginning to garner some attention in the U.S. We have already sold into one new market in South America and expect several other markets to open up during the coming year. For the DeWind business, our goal is to obtain orders for all of our 2008 turbine component sets, ramp up commercial production at the TECO assembly site, and complete turbine orders for 2009 and beyond.

Second, we believe that our current public market presence as a bulletin board stock is a limitation on the liquidity of our shares. While re-listing to a more prominent exchange is largely dependent on the success on the business side, we are working diligently behind the scenes to position ourselves to re-list at the appropriate time Our belief is based on meetings and discussions between management and potential investors who have repeatedly stated that our current OTC Bulletin Board listing is a factor which prevents share ownership from a broad range of institutional investors who may otherwise be interested in equity securities of our company.

The Board of Directors and the management team understand that the development of our DeWind business has been slower than expected. We appreciate your patience and we remain highly confident in the viability and market opportunity of this business. CTC continues to face the challenges inherent to this high growth phase of the Company, however we believe that our progress demonstrates that we are moving steadily forward with increasing experience, focus, and determination. We believe that we have developed the products, refined the production operations, organized a compelling message, and now need to accelerate the execution of our marketing plan into the dynamic markets of “energy efficiency” and “renewable energy”. We thank you for being our partner on this exciting journey.

Our best regards,

/s/ Benton H Wilcoxon

Benton H Wilcoxon
Chairman of the Board and
Chief Executive Officer

This shareholder letter contains forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, failure to negotiate and finalize the definitive multi-year supply ACCC purchase contract, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, the ability of the company to convert customer agreements into firm orders, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, successful integration of the DeWind acquisition, ability to produce the turbines and acquire its components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2007 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K.

2026 McGaw Ave., Irvine, CA, 92614 T (949) 428-8500 F (949) 428-8515

COMPOSITE TECHNOLOGY CORPORATION _________________________________________________ NOTICE OF ANNUAL MEETING OF STOCKHOLDERS MARCH 4, 2008 __________________________________________________

To our Stockholders:

The Annual Meeting of Stockholders of Composite Technology Corporation will be held at 10:00 a.m. (PST) on Tuesday March 4, 2008, at the Atrium Hotel, 18700 MacArthur Boulevard, Irvine, California 92612 USA, for the following purposes:

1.	To elect four (4) directors, each to a one-year term or until the next annual meeting;

2.	To ratify the selection of Singer Lewak Greenbaum & Goldstein LLP, as the independent auditor for Composite Technology Corporation;

3.	To approve the 2008 Stock Compensation Plan; and

4.	To transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on January 18, 2008 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Benton H Wilcoxon
Benton H Wilcoxon
Chairman of the Board and CEO

Irvine, California
January 17, 2008

IMPORTANT

Whether or not you plan to attend the meeting, please sign, date, and return promptly the enclosed proxy, either in the enclosed envelope, which requires no postage if mailed in the United States, or, if available, vote by telephone or using the Internet as instructed on the enclosed proxy card or voting instruction card.

Promptly signing, dating, and returning the proxy, or, if available, voting by telephone or the Internet, will ensure your shares are voted and may save the Company the additional expense of further solicitation.

2026 McGaw Ave. Irvine, CA 92614, USA Tel: +1 (949) 428-8500
_______________________________________________________

PROXY STATEMENT
_______________________________________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Composite Technology Corporation to be voted at our Annual Meeting of Stockholders to be held at 10:00 a.m. (PST) on Tuesday, March 4, 2008 at the Atrium Hotel, 18700 MacArthur Boulevard, Irvine, CA 92612, USA. Stockholders of record may revoke their proxy instructions at any time before their exercise by delivering a written revocation to our Secretary, by submission of a proxy with a later date, or by voting in person at the meeting. A written revocation may be delivered by facsimile at +1 (949) 660-1533. If the shares are held by a bank, broker or other nominee, instructions provided by the bank, broker or nominee must be followed to revoke the proxy instructions. These proxy materials and the enclosed Annual Report on Form 10-K for the fiscal year ended September 30, 2007, including financial statements, are being mailed to our stockholders entitled to vote at the Annual Meeting on or about January 28, 2008. All monetary information included in this Proxy Statement is stated in U.S. dollars.

VOTING SECURITIES

Only stockholders of record at the close of business on January 18, 2008 are entitled to vote at the Annual Meeting. The total number of shares of common stock that were issued, outstanding and entitled to be voted on the record date was 226,156,958 shares, which were held of record by approximately 533 stockholders. Each share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. The holders of thirty percent of the outstanding shares (67,847,088) on the record date shall constitute a quorum, which is necessary for the transaction of business at the Annual Meeting. In accordance with applicable law, the election of directors shall be by a plurality of the votes cast. The approval of the appointment of Singer, Lewak, Greenbaum & Goldstein, LLP shall be by a majority of the votes cast. By state law, shares which abstain from voting as to these matters, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”), will not be counted as votes in favor of such matters. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number of shares present and entitled to vote with respect to a proposal.

SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement. Copies of proxy materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names. We will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We will only deliver one Proxy Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

COMPOSITE TECHNOLOGY CORPORATION
ATTENTION: THE SECRETARY
2026 McGaw Ave.
Irvine, CA 92614, USA
Tel: +1 (949) 428-8500
Fax: +1 (949) 660-1533

Stockholders may also address future requests for separate delivery of Proxy Statements and/or annual reports by contacting us at the address listed above. Stockholders may give their consent to receive future stockholder communications by electronic means by registering such interest during voting through www.proxyvote.com . Use of this facility will save the Company the expense of future mailings.

Stockholders sharing an address with another stockholder who have received multiple copies of the Company's proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Bylaws provide that the number of Directors on the Board of Directors shall be not less than two and not more than seven. Four directors are to be elected to our Board of Directors at the Annual Meeting. Each director will hold office for a term of one-year or until his successor is elected and qualified. The Board of Directors has nominated Benton H Wilcoxon, Michael D. McIntosh, John P. Mitola, and D. Dean McCormick, III to serve as directors. All of the nominees currently serve on our Board of Directors. There are no family relationships among our executive officers and directors.

Neither of Messrs. Wilcoxon, McCormick, Mitola or McIntosh nor our executive officers are: (i) parties to any material proceedings adverse to the Company; nor (ii) have any of them during the past five years:

1.  Filed a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing, except that Mr. Wilcoxon and the former Secretary of the Company were directors and/or officers of the Company throughout the Chapter 11 reorganization of the Company from the date of the initial voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (Case No. SA 05-13107 JR) filed on May 5, 2005. The Company’s disclosure statement was approved by the bankruptcy court on July 6, 2005 and a hearing was held resulting in the confirmation of the bankruptcy plan on October 31, 2005. The order approving our bankruptcy plan was entered November 18, 2005 and concurrently notice was given that the plan effective date was established as November 18, 2005. The Company formally emerged from bankruptcy on August 2, 2006 after all claims had been resolved and paid. Full details of this bankruptcy are disclosed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

2.  Been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.  Been subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.  Been subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

5.  Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated; or

6.  Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Unless a stockholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated by the Board of Directors to fill any vacancy. Additionally the Board of Directors may elect additional members of the Board to fill any additional vacancies.

Nominees for Director

Benton H Wilcoxon, Age 58

Mr. Wilcoxon has been our Chief Executive Officer since November 3, 2001 and Chairman of the Board of Directors since February 2002. He also served as the Company’s acting Chief Financial Officer until January 2007. He also is Chairman of the following subsidiaries wholly-owned by the Company: CTC Cable Corporation, Transmission Technology Corporation, DeWind Inc., and CTC Towers and Poles Corporation. Since 2007 he is a Director of Element 21 Golf Company (OTC BB: EGLF). From 1998 to 2001, he was a consultant for Magnesium Alloy Corporation, a Canadian company involved in the development of magnesium salt deposits and served as a Director from 1998 until December 2003. Between 1998 and 2000 he was a consultant to Macallan & Callanish Ltd., regarding business in Russia and Ukraine. Mr. Wilcoxon held senior positions with Ashurst Technology Ltd., a Bermuda corporation, from 1991 to 1997, culminating as Chairman, Chief Executive Officer and President. Ashurst Technology Ltd. commercialized advanced materials technologies, primarily from the Ukraine.

Michael D. McIntosh, Age 60

Mr. McIntosh, who has been a Director since January 6, 2006, is currently president of Technology Management Advisors LLC, a business consulting firm specializing in the strategy of intellectual property creation, protection and transfer. Mr. McIntosh is also currently president of The McIntosh Group, an intellectual property law firm. Both firms provide services to the Company. Mr. McIntosh is currently a member of the governing board of PhosphoSolutions, LLC a producer of specialty pharmaceutical reagents. Mr. McIntosh is also a member of the governing board of Tribal Technologies, LLC a technology developer in the field of wireless entertainment. Mr. McIntosh previously co-founded Superior MicroPowders LLC, Peak Sensor Systems LLC and MEMX, Inc. and was instrumental in the organization and start-up of these companies. Mr. McIntosh served each of these companies as a member of the Board of Directors and interim CEO. In this capacity, he negotiated the transactions to acquire underlying technologies, recruited the initial technical, management and administrative teams and sought out and arranged financing for the start-ups of each of the companies. Mr. McIntosh has worked with start-up ventures throughout his career. He is the former President and Managing Director of the law firm of Sheridan, Ross & McIntosh. Mr. McIntosh has a degree in chemical engineering from the Colorado School of Mines and a law degree from the University of Denver.

D. Dean McCormick, III, CPA, Age 54

Mr. McCormick, has been a Director since January 9, 2006, and is a certified public accountant. He has been president of McCormick Consulting, Inc. since July 1993. He has been a member of Insight Consulting Partners, LLC since October 2004. He was a member of the Board of Directors of BPO Management Services, Inc., a publicly traded corporation formerly known as NetGuru, Inc. (OTCBB: BPOM) and Chairman of its Audit Committee from April 2003 to December 2006. He has been on the Audit Committee for the Catholic Diocese of Orange since February 2004 and now serves as its Chair. Mr. McCormick has been a member of the Forum for Corporate Directors since June 2003. He served as president of the Orange County Chapter of the Association for Corporate Growth from 1995 to 1996. Mr. McCormick holds a B.A. in Economics from the University of Redlands and an M.B.A. from the University of Southern California.

John P. Mitola, Age 44

John Mitola has been a Director since October 31, 2007 and is a managing partner with Kingsdale Capital International, a private equity and capital advisory firm specializing in merchant banking, leveraged buyouts and corporate finance. Mr. Mitola also currently serves as Chairman of the Illinois Toll Highway Authority and most recently was CEO of Electric City Corp where he served from January of 2000 to 2006.  He has over 20 years of experience in the energy and environmental industries, real estate development, venture capital, engineering and construction. Mr. Mitola was appointed to chair the board of the Illinois State Toll Highway Authority by Governor Rod Blagojevich in March 2003 and has served in that capacity since that time.  The Illinois Tollway is one of the largest agencies in Illinois and is one of the largest transportation agencies in North America - with a $600 million annual operating budget and a $6.3 billion capital program, operating over 274 miles of roadway serving the Chicago metro region.

Mr. Mitola is a member of the corporate boards of Composite Technologies, Hy-Drive Technologies (TSX:HGS.V) and IDO Security Inc. (OTCBB: IDOI) He is a member of ASHRAE, IDEA, and the Association of Energy Engineers. His community affiliations include membership in the Economic Club of Chicago, Union League Club and the governing board of the Christopher House Board of Directors. He is also a member of the boards of Scholarship Chicago, the Illinois Council Against Handgun Violence and the Illinois Broadband Development Council. Mr. Mitola received his B.S. in Engineering from the University of Illinois at Urbana and Juris Doctor from DePaul University, College of Law.

The Board of Directors recommends a vote FOR each of the nominees as a director.

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Board’s Audit Committee recommends Singer Lewak Greenbaum & Goldstein LLP as the Company’s independent auditor. The Board of Directors requests that stockholders ratify its selection of Singer Lewak Greenbaum & Goldstein LLP, as our independent auditor for the 2007-2008 fiscal year. If the stockholders do not ratify the selection of Singer Lewak Greenbaum & Goldstein LLP, the Board of Directors will select another firm of accountants. Representatives of Singer Lewak Greenbaum & Goldstein LLP will be present at the meeting, and will be provided an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the selection of Singer Lewak Greenbaum & Goldstein LLP, as the Company’s independent auditor for the 2007-2008 fiscal year.

Audit Fees

The following table sets forth fees billed to the Company by Singer Lewak Greenbaum & Goldstein LLP during the fiscal years ended September 30, 2007 and September 30, 2006 for: (i) services rendered for the audit of the Company’s annual financial statements and the review of its quarterly financial statements, (ii) services that were reasonably related to the performance of the audit or review of the Company’s financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered, primarily SEC registration related fees.

		September 30, 2007	September 30, 2006

(i)	Audit Fees	$718,173	$334,746
(ii)	Audit Related Fees	$-	$-
(iii)	Tax Fees	$442	$12,480
(iv)	All Other Fees	$21,682	$26,376

Total Fees		$740,297	373,602

The Audit Committee is required to pre-approve audit expenses. At present, however, the Company’s Board of Directors contains only four Directors of which two are independent and the audit committee did not formally meet throughout the year.  In the year ended September 30, 2007, 100% of audit fees were pre-approved by the Audit Committee.

PROPOSAL 3:  APPROVAL OF NEW STOCK OPTION PLAN

On January 11, 2008, the Board of Directors adopted the 2008 Stock Compensation Plan (the "2008 Plan") as a method for Composite Technology to compensate key employees, advisors and consultants by issuing them options to purchase shares of its capital stock in exchange for services rendered and to be rendered and thereby conserve the company's cash resources. The Board of Directors reserved twenty-five million (25,000,000) shares of its $.001 par value common stock for issuance under the 2008 Plan.

Administration and Eligibility

The 2008 Plan is administered by a Compensation Committee ("Committee") appointed by the Board or in the absence of a Committee, by the Board itself. Employees, directors, officers, consultants, advisors and other persons associated with the Company are eligible to receive options to purchase common stock under the 2008 Plan. The Committee determines, among other things, who is eligible to receive stock options, the number of shares subject to an option, the time at which an option is granted, the duration of an option and the exercise price of an option. The Committee has the right to adopt or rescind rules for the administration of the 2008 Plan, correct defects and omissions in, reconcile inconsistencies, and construe the 2008 Plan. The Committee may only grant stock options to a stockholder pursuant to a written agreement between the stockholder and the company, which includes such terms and conditions as required by the Board or Committee.

Amendment and Termination

The Board may at any time, and from time to time, suspend or terminate the 2008 Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interest of the company. All grants must be within ten years from the date the 2008 Plan is approved or adopted by the stockholders.

Payment of Exercise Price

Payment of the option price on exercise of stock options may be made in cash, shares of common stock of the company or a combination of both, as determined by the Committee.

Federal Tax Consequences

The following brief summary of the effect of federal income taxation upon the recipients and us with respect to the shares under the 2002 Plan does not purport to be complete, and does not discuss the tax consequences of a recipient's death or the income tax laws of any state or foreign country in which the recipient may reside.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The recipients therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the recipients receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax-deductible expense by Composite Technology for federal income tax purposes in the taxable year of Composite Technology during which the recipient recognizes income.

Changes in Capitalization.

The number of shares subject to stock options which may be granted under the 2008 Plan shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, stock split or a similar event, except that the optionee of such stock options shall have the right to purchase such common shares as may be issued in exchange for the common shares purchasable on the exercise of such stock option had such consolidation or change in capitalization not taken place. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

Change of Control, Merger or Consolidation.

Any of the following events that may occur with respect to the Company will be considered a “Change of Control”: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than thirty percent (30%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party (except a merger or consolidation in which the Company is the surviving entity and the stockholders of the Company prior to such transaction hold seventy percent (70%) or more of the surviving entity’s outstanding equity securities); (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; (iv) a liquidation or dissolution of the Company; (v) the sale of all or substantially all of the assets of the Company or (vi) the termination of employment of Benton H Wilcoxon as an officer of the Company.

In the event of a Change in Control, the acquiring corporation, may, without the consent of any Optionee, either: (i) assume the Company's rights and obligations under outstanding Options; (ii) substitute for outstanding Options substantially equivalent options for the Acquiring Corporation's stock or (iii) pay consideration, in cash or a form and manner consistent with the consideration given in exchange for common shares of the Company and equal to the fair value of the outstanding Options (defined as the consideration given or closing market price of a share of common stock valued as of the date of the Change in Control, reduced by the exercise price of the option).

In the event the acquiring corporation elects not to assume or substitute for outstanding Options or pay the Optionee the fair value of the outstanding Options in connection with a Change in Control, the exercisability and vesting of each such outstanding Option and any shares acquired upon the exercise thereof held by Optionees whose service has not terminated prior to such date shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control, to such extent, if any, as shall have been determined by the Committee, in its discretion, and set forth in an Option Agreement evidencing such Option. In such an event, the Optionee shall have twelve (12) months from the date of the Change in Control to exercise the Option and upon such exercise shall have the rights to any financial consideration given or provided to an equivalent share of Stock as of the date of the Change in Control.

The Committee may, in its discretion, provide in any Option Agreement that if the Optionee's Service terminates either voluntarily with good reason or involuntarily without cause (and not as a result of death or disability) within twelve (12) months following the Change in Control or is substantially modified in the scope of Service as a result of a “Change in Control" (as defined in such Option Agreement), then (1) the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated or changed, may be exercised by the Optionee (or the Optionee's guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Optionee's Service terminated or changed, but in any event no later than the Option Expiration Date, and (2) the exercisability and vesting of the Option and any shares acquired upon the exercise thereof shall be accelerated effective as of the date on which the Optionee's Service terminated or was substantially modified to such extent, if any, as shall have been determined by the Committee, in its discretion, and set forth in the Option Agreement.

Incorporation by Reference.

The foregoing is only a summary of the 2008 Plan and is qualified in its entirety by reference to its full text, as amended, a copy of which is attached hereto as Appendix A.

Plan Benefits

We are unable to predict the amount of benefits that will be received by or allocated to any particular recipient under the 2008 Plan. No options have been received or allocated under the 2008 Plan during the fiscal year ended September 30, 2007 by any consultant employee, officer or director.

Registration of Shares Underlying the Stock Plan

The company plans to register 25,000,000 of the shares underlying the 2008 Plan on a Form S-8 registration.

The Board of Directors recommends a vote FOR adoption of the 2008 Plan.

BOARD AND COMMITTEE MEETINGS

During the 2007 fiscal year, the Board of Directors met and/or took action by written consent 26 times. All of the Directors unanimously agreed to all of the resolutions by signing written resolutions or by voting to accept the resolutions proposed at the meeting. During the 2007 fiscal year, the Board of Directors acted mostly by unanimous written consent in lieu of holding meetings.

There are two Board committees, an audit committee and a compensation committee. At present John P. Mitola and Dean McCormick III are the only members of both committees. D. Dean McCormick III serves as the chairman of the audit committee and John P. Mitola serves as chairman of the compensation committee.

COMMUNICATIONS WITH MEMBERS OF THE BOARD OF DIRECTORS

The Board of Directors has not established a formal process for stockholders to send communications to its members. Any Stockholder may send a communication to any member of the Board of Directors, in care of our address. If a communication is sent to our address, we will forward any such communication to the Board member. If the stockholder would like the communication to be confidential, it should be so marked.

ATTENDANCE OF BOARD MEMBERS AT ANNUAL STOCKHOLDERS’ MEETING

Each of the members of the Board of Directors will be attend the Annual Meeting of our stockholders. At the 2007 Annual Meeting, each of our directors as of that date attended.

BOARD COMMITTEES

The Company’s Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. Although each committee has a charter, each committee has only two members because only Mr. McCormick and Mr. Mitola are independent directors. During most of 2007, Mr. McCormick was the sole independent director. Therefore, any committee actions which would otherwise be taken by each committee were taken by the board of directors during the fiscal year, other than Audit Committee actions set forth in the Audit Committee Report described below. Each of the decisions were unanimous and therefore included the affirmative vote of the committee member.

Audit Committee

Our Audit Committee is responsible for the appointment of our independent auditors; reviews the results and scope of the audit and other services provided by our independent auditors; reviews our consolidated financial statements for each interim period; and reviews and evaluates our internal control functions. Our audit committee is governed by a written charter, which was adopted on January 10, 2006. At present Mr. McCormick is performing the services of the committee as Chairman and Mr. Mitola serves as a committee member.

Since January 10, 2006 and until the appointment of Mr. Mitola on October 31, 2007, our audit committee has consisted of one member, Mr. McCormick, who also holds the position of chairman. Our board of directors has determined that Mr. McCormick meets SEC requirements of an "audit committee financial expert" within the meaning of the Sarbanes Oxley Act of 2002, Section 407(b) and meets the relevant professional experience requirements and that he is "independent" within the meaning of the Sarbanes Oxley Act of 2002, Section 301(3).

Compensation Committee

Our Compensation Committee makes recommendations to our Board of Directors concerning salaries and incentive compensation for our employees and consultants and also selects the persons to receive options under our stock option plans and establishes the number of shares, exercise price, vesting period and other terms of the options granted under these plans. Our Compensation Committee is governed by a written charter, which was adopted on January 10, 2006.

Since January 10, 2006 and until the appointment of Mr. Mitola on October 31, 2007, our Compensation Committee has consisted of one member, Mr. McCormick, who held the position of chairman until the appointment of Mr. Mitola. Our board of directors has determined that Mssrs. McCormick and Mitola meet NASD independence requirements. Until Mr. Mitola’s appointment on October 31, 2007 the Board of Directors performed the services of the committee. Subsequent to that date, Mr. Mitola serves as chairman of the compensation committee and Mr. McCormick serves as a committee member.

Compensation Committee Interlocks and Insider Participation

There were no increases in executive compensation or any other Director compensation during fiscal 2007 except pursuant to the appointment of new named executive officers as described below. During fiscal year 2006, on September 27, 2006 in recognition that the Board of Directors had not adjusted executive compensation for any of the three preceding years and in recognition of the need to bring senior management compensation in line with levels at comparable companies, the Board of Directors increased Benton H Wilcoxon’s salary from $120,000 to $400,000 per annum. Mr. Wilcoxon was also granted 2.0 million stock options, in September, 2006 as listed in the table below.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an independent director if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Mr. McCormick and Mr. Mitola do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an independent director as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

NOMINATION OF DIRECTORS

The current members of the Board were selected by the Board of Directors. Prior to October 31, 2007 the Board of Directors was made up of three members, one of whom is “independent.” Nominees to the Board of Directors were selected and approved by our Board of Directors. On October 31, 2007 the Board of Directors appointed John P. Mitola to the Board of Directors, which added a second independent director.

On January 10, 2006 the Board of Directors organized a nominating committee to examine the candidacy of directors, however, until it is possible to have a proper standing nominating committee with 2 or more independent directors, new directors will be selected by each member of the Board of Directors provided however that each candidate be accepted by a majority of the independent directors voting separately. The Board fully intends to nominate directors through a nominating committee now that a second independent director has been appointed to the Board, but until then the Board shall serve as the nominating committee. The Board of Directors will consider candidates recommended by stockholders. Stockholders wishing to recommend a candidate for membership on the Board of Directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below on this Proxy Statement in the section titled “Stockholder Proposals”.

Some of the qualifications that may be considered by the Board of Directors in choosing a director are:

•	Minimum, relevant employment experience;

•	Familiarity with generally accepted accounting principles and the preparation of financial statements;

•	Post secondary education or professional license;

•	Previous experience as a Board member of an operating company;

•	The ability to commit the number of hours per year necessary to discharge his or her duty as a member of its Board of Directors.

A candidate for director must agree to abide by our Code of Business Conduct and Ethics and should be prepared to sign a letter agreement with the Company outlining essential responsibilities and duties.

Our goal is to seek to achieve a balance of knowledge, experience and capability on our Board. To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees. The Board does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Board of Directors has not received a nominee from a stockholder who is not also an officer or director of the Company. Each nominee to our Board of Directors expressed a willingness to serve during the 2007 fiscal year and, based on a review of their qualifications and was deemed to be suitable candidates for nomination.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Set forth below are our executive officers and a summary of their business experience:

Benton H Wilcoxon, 58. For a summary of Mr. Wilcoxon’s business experience, see “Election of Directors-Nominees for Election” above.

Marvin W. Sepe, 52, was appointed Chief Operating Officer in April, 2007 and continues to serve as President of CTC Cable since joining the Company in February, 2006.  Prior to joining the Company in February 2006, Mr. Sepe served as President at an Independent Management Consultant since November 2002. From October 1997 to November 2002, Mr. Sepe served as President, Executive Vice President, and General Manager at JMAR Semiconductor, Inc., a division of JMAR Technologies, Inc.  From 1981 to 1997 Mr. Sepe was with TRW Inc. (now Northrop Grumman) serving in the Components International subsidiary as Director of Business Development, and Director of Programs providing high reliability components and technology transfer to the international spacecraft community.  Mr. Sepe also has a long history with the semiconductor industry, dating back to 1976, holding engineering and process development positions with Silicon General (now Microsemi) and Silicon Systems (now TDK) including the management of their high volume offshore manufacturing operations throughout Asia.

Domonic J. Carney, 41, was appointed Chief Financial Officer on April 4, 2007. Mr. Carney served as acting Chief Financial Officer of the Company from February, 2007 to April, 2007. Mr. Carney joined the Company in January, 2005 as a management consultant and became its Vice President of Finance and Corporate Controller in March, 2005. From May, 2004 to January, 2005 Mr. Carney was a management consultant working with Cardinal Health, Inc, a medical supply company with $75 billion in revenues and $22 billion in assets. From July, 2002 to May, 2004 Mr. Carney was Finance Director for Danka Business Systems, Plc., a worldwide distributor of office equipment with revenues in excess of $400 million and assets in excess of $500 million . From February 2000 to December, 2001, Mr. Carney was Vice President of Finance for Andale, Inc. a privately held Internet auction tools company. Mr. Carney has eight additional years of experience with several private company technology startups and three years of public accounting experience with Deloitte & Touche, LLC. Mr. Carney is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2007 regarding the beneficial ownership of our common stock by any person known by us to be the beneficial owner of more than 5% of our outstanding common stock, by directors and executive officers, and by all of our directors and executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class

Benton H Wilcoxon 2026 McGaw Ave. Irvine, CA 92614	19,837,194	(2)	8.77%
Millenium Management LLC 666 Fifth Avenue, 8th Floor New York, NY, 10103	14,454,290	(3)	6.39%
Michael D. McIntosh 12635 E. Montview Blvd. Suite 370 Aurora, CO 80010	1,632,998	(4)	*
Marvin Sepe 2026 McGaw Ave. Irvine, CA 92614	466,666	(5)	*
Domonic J. Carney 2026 McGaw Ave. Irvine, CA 92614	416,666	(6)	*
D. Dean McCormick III 9891 Irvine Center Drive, Suite 100, Irvine, CA 92618	289,190	(7)	*
John P. Mitola 2700 Ogden Ave. Downers Grove, IL 60515	41,666	(8)	*
All current directors and executive officers as a group (6 persons)	22,684,380	(9)	10.03%

* Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 226,156,958 shares outstanding on December 31, 2007, adjusted as required by rules promulgated by the SEC. The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days of January 11, 2008.

(2) Includes 18,535,312 shares of common stock, and 1,301,882 options to purchase shares of common stock that were exercisable as of December 12, 2007. Does not include 1,333,334 options to purchase common shares which will not be exercisable within 60 days of January 11, 2008.

(3) Includes common shares, convertible debt convertible into common shares, and warrants exercisable into common shares held by Grandview LLC, Millennium Partners L.P., Millennium Management LLC, and Millenco LLC. Millennium Management LLC is the managing partner of Millennium Partners and the manager of Grandview and Millenco. Israel A. Englander is the managing member of Millennium Management and may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management.

(4) Includes 1,000,000 shares and 632,998 options to purchase common shares, which will be vested within 60 days of January 11, 2008. Does not include 692,002 options to purchase common shares which will not be exercisable within 60 days of January 11, 2008.

(5) Does not include 1,033,334 options to purchase common shares which will not be exercisable within 60 days of January 11, 2008.

(6) Does not include 833,334 options to purchase common shares which will not be exercisable within 60 days of January 11, 2008.

(7) Does not include 210,810 options to purchase common shares which will not be exercisable within 60 days of January 11, 2008.

(8) Does not include 458,334 options to purchase common shares which will not be exercisable within 60 days of January 11, 2008.

(9) Includes 19,535,312 shares and options to purchase 3,149,068 shares vested and exercisable within 60 days of January 11, 2008.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater stockholder of our common stock, or any associate or any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding, or has a material interest adverse to us.

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of our company that may result in a change in control of the company, nor has any change in control occurred since the beginning of our last fiscal year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements were met during fiscal year ending September 30, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion describes Composite Technology Corporation’s (CTC or the Company) compensation program for the three named executive officers, namely, Composite Technology Corporation’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer in fiscal 2007.

Executive Compensation Overview, Philosophy and Objectives

Composite Technology Corporation’s executive compensation program is overseen by CTC’s Compensation Committee of our Board, the basic responsibility of which is to review the performance and development of CTC’s management in achieving corporate goals and objectives and to assure that CTC’s executive officers are compensated effectively and in a manner consistent with CTC’s strategy, competitive practice, sound corporate governance principles and shareholder interests. During 2007 in the absence of a full Compensation Committee, the Compensation Committee made recommendations to the full Board of Directors and all compensation changes were approved by the full board for all named officers of Composite Technology Corporation.

Benton H Wilcoxon, our chief executive officer is also actively involved in the executive compensation process. Mr. Wilcoxon reviews the performance of each of the executive officers, other than his performance, and makes recommendations to the Compensation Committee as to the salary and long term incentive compensation packages for the named executives, excluding himself. Mr. Wilcoxon’s compensation package is discussed with and reviewed by the Compensation Committee members and the board of directors as a whole.

While the Compensation Committee has the authority to retain independent consultants and compensation advisors, it has to date relied on independent salary surveys and publicly disclosed compensation levels from other public companies and companies operating in Southern California. Composite Technology Corporation operates in the competitive and rapidly changing alternative energy industry. The Compensation Committee believes that the compensation programs for Composite Technology Corporation’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of CTC and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Attract and retain high-quality executives

•	Provide incentive awards that take into account Composite Technology Corporation’s satisfaction of designated financial and non-financial objectives.

•	Align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives, retention awards and stock ownership guidelines.

During 2007, the Company appointed a new Chief Financial Officer in January, 2007 to replace the CFO who resigned in February, 2007 and the Company appointed an acting CFO at that time. In March, 2007 the Company President resigned and was not replaced and in April, 2007 the Company promoted two existing employees to the Chief Financial Officer and Chief Operating Officer positions.

Compensation Process

In its process for deciding how to compensate Composite Technology Corporation’s named executive officers, the Compensation Committee considers the competitive market data provided by independent compensation sources and Composite Technology Corporation’s human resources staff. For fiscal 2007, the Compensation Committee used compensation market surveys available for Southern California public companies and reviewed the publicly disclosed compensation for companies at similar market capitalization levels and revenue growth rates within the energy, alternative energy, or advanced materials industries.

The positions of Composite Technology Corporation’s Chief Executive Officer and the other named executive officers were compared with those of their counterparts in similar public companies located in Southern California, and the market compensation levels for comparable positions were examined to help determine cash compensation and stock option grants. In making its annual compensation decisions for named executive officers, the Compensation Committee considers the value of each item of compensation that the executives are eligible for, both separately and in the aggregate, and on both an ongoing basis as an active employee and following termination of employment. For example, the Compensation Committee takes into account existing accumulations of vested and unvested equity in making stock option grant decisions and takes into account the Chief Executive Officer’s prior equity compensation accumulations in establishing his long-term incentive compensation targets.

The Compensation Committee, with the approval of the full board, determines all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Composite Technology Corporation and to its executives. However, tax consequences, including tax deductibility by Composite Technology Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or Composite Technology Corporation. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility. The Compensation Committee considers the accounting consequences to Composite Technology Corporation of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

Compensation Components

Historically, Composite Technology Corporation has provided total compensation consisting of primarily base salaries and annual stock options to its named executive officers. Under this pay model, cash compensation was low relative to annual stock option awards and cash compensation for executives was typically below market rates. All named executive cash compensation primarily consisted of base pay. There were no formal cash based incentive compensation plans in effect during fiscal 2007 although the Compensation Committee expects to implement a variable cash incentive plan later in fiscal 2008 and expects to migrate to a payment structure that pays for performance and away from a primarily base salary model.

The Company had no deferred compensation plans in place for any employees or executives during the year including pension plans or deferred cash compensation plans.

Base Salary

Just prior to the beginning of fiscal 2007, the Chief Executive Officer’s base salary was increased to be closer to market pay rates. Benton H Wilcoxon’s base pay increased from $120,000 per year to $400,000 per year on September 30, 2006. Upon their promotions in 2007, the Chief Financial Officer and Chief Operating Officer’s compensation was increased to market pay rates. Domonic J. Carney’s base pay increased from $130,000 per year to $275,000 per year upon his promotion to acting Chief Financial Officer in February, 2007 with no further change upon promotion to Chief Financial Officer in April, 2007 and Marvin Sepe’s base pay increased from $180,000 per year to $325,000 per year upon his promotion to Chief Operating Officer in April, 2007.

Long-Term, Equity-Based Incentive Awards

Long-term incentives are the central element of Composite Technology Corporation’s executive compensation program. Composite Technology Corporation continues to rely primarily on stock options as its long-term incentive vehicle of choice, and grants stock options to a large employee population to better align the interest of employees with those of shareholders. Excluding the option grant made to the Chief Financial Officer who resigned one month after his start date, over 65% of all equity awards in fiscal 2007 were granted to non-executive employees. At the end of fiscal 2007, the five named executives and directors had grants totaling 48% of the total outstanding options and sixty employees and contractors had grants totaling 52% of the outstanding options.

Consistent with Composite Technology Corporation’s goal to pay for performance, a substantial component of named executive officers’ total compensation comes from the grant of long-term incentives. Because of the moderate cash compensation targets for named executive officers, and management’s belief that it will continue to have substantial revenue and shareholder value growth, Composite Technology Corporation’s philosophy is to provide a substantial portion of executive compensation as equity based long term compensation consisting of annual option grants with annual vesting provisions over a three year period. This allows for a long term shareholder value approach. The Compensation Committee believes that this is appropriate by the at-risk nature of the annual and long-term incentive structures, moderate base pay cash, Composite Technology Corporation’s expected future performance and the fact that none of Composite Technology Corporation’s named executive officers have employment agreements, guaranteed bonuses, supplemental executive retirement plans, perquisites, or cash severance arrangements.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the fiscal year and the review and evaluation of each executive officer’s performance. The goal of Composite Technology Corporation’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Composite Technology Corporation from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the magnitude of the long-term, equity-based incentives according to each named executive officer’s position within Composite Technology Corporation and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition, the Compensation Committee takes into account an individual’s performance history, his or her potential for future responsibility and promotion, the value of prior equity grants and competitive total compensation targets for the individual’s position and level of contribution. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

During fiscal 2007, the Compensation Committee made option grants to Composite Technology Corporation’s named executive officers under Composite Technology Corporation’s 2002 Stock Incentive Plan to three officers. Mr. Carney received a grant of 500,000 options at a strike price of $1.30 per option on April 4, 2007 upon his promotion to Chief Financial Officer. Mr. Sepe received a grant of 500,000 options at a strike price of $1.30 per option on April 4, 2007 upon his promotion to Chief Operating Officer, and Mr. Smith received a grant of 1,250,000 options upon his appointment to Chief Financial Officer on January 10, 2007 at a strike price of $1.00 per option. Mr. Smith’s options were cancelled upon his resignation in February, 2007. Each grant allows the executive officer to acquire shares of Composite Technology Corporation’s common stock at the closing selling price of Composite Technology Corporation’s common stock on the grant date determined to be the fair market value on the date of the grant. The option grants will provide a return only if Composite Technology Corporation’s share price appreciates over the option term. Mr. Wilcoxon did not receive an option grant for fiscal 2007. To date, through December 31, 2007, no additional option grants have been granted to any named executive officers.

Composite Technology Corporation’s long-term, equity-based incentive award plans generally provide for forfeiture if a named executive officer participates in activities detrimental to Composite Technology Corporation or is terminated for misconduct. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

All options issued and outstanding in fiscal 2007 including all options issued to Directors and named executives were under the 2002 Stock Option Plan. The 2002 Plan includes provisions that call for full vesting of all unvested options under certain conditions including a Change of Control. Change of Control is defined as having one party obtain a controlling interest of 20% of the issued and outstanding stock of the Company, the termination of employment of Benton H Wilcoxon, or the sale or liquidation of substantially all of the Company’s assets. No such Change of Control occurred during fiscal 2007.

Group Benefits/Perquisites.

Composite Technology Corporation’s named executive officers do not receive any special benefits like payment of club memberships, financial planning, executive dining rooms or special transportation rights. Composite Technology Corporation does not own an airplane nor does it provide aircraft to named executive officers for business or personal reasons. There are no special employee benefit plans for the named executive officers. Composite Technology Corporation’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as other Composite Technology Corporation employees.

CEO Compensation.

During fiscal 2007, Mr. Wilcoxon’s base salary was $400,000 and did not receive any additional option grants, bonuses, or other compensation. Mr. Wilcoxon has 2,635,216 options granted to him of which 666,666 vested during fiscal 2007 and 635,216 were vested prior to fiscal 2007. The weighted average exercise price of all his options is $0.84.

Summary Compensation Table

The following table contains information with respect to the compensation for fiscal years ending 2005 through 2007 of our chief executive officer, our chief financial officer and our chief operating officer during fiscal 2007 that we have defined as “named executive officers” under item 402. We reviewed all other employees and determined that no additional employees met the criteria of executive officers under the Securities Act Rule 405 or Exchange Act Rule 3b-7. We are also disclosing the compensation of two additional individuals: i. our former President who resigned during the year and ii. A Chief Financial Officer appointed and resigned during the fiscal year. We refer to the executive officers identified in this table as the “named executive officers.”

Name and Principal Position	Fiscal Year (1)	Salary	Other Cash Compensation (2)	Option Awards (3)	All Other Compensation (4)	Total
Benton H Wilcoxon Chief Executive Officer	2007	$400,000	$50,000	$423,600	$740	$874,340
	2006	$120,000	$--	$50,525	$596	$171,121
	2005	$120,000	$--	$--	$396	$120,396

Michael Porter (5) Former President	2007	$233,333	$--	$--	$--	$233,333
	2006	$100,000	$--	$--	$--	$100,000
	2005	$--	$--	$--	$--	$--

Marvin Sepe Chief Operating Officer	2007	$268,462	$12,000	$266,593	$765	$547,820
	2006	$100,154	$--	$--	$345	$100,509
	2005	$--	$--	$--	$--	$--

Domonic J. Carney Chief Financial Officer	2007	$244,423	$50,000	$130,050	$765	$425,238
	2006	$130,000	$--	$118,016	$617	$248,633
	2005	$72,000	$--	$--	$--	$72,000

Kevin Smith (6) Former Chief Financial Officer	2007	$31,154	$--	$--	$--	$31,154
	2006	$--	$--	$--	$--	$--
	2005	$--	$--	$--	$--	$--

(1)	Refers to the fiscal year ended September 30, 2007, 2006, or 2005.
(2)
The amounts in this column reflect cash paid in 2007 to compensate the listed executives for retroactive base pay increases granted in either fiscal 2007 or in prior years but were not implemented either due to a lack of formal approval by the Compensation Committee or due to the financial condition of the Company. These balances were paid in March, 2007 after the Company raised cash through a private debt placement. We do not consider these payments to be incentive based and since they were not formally agreed to between the Company and the executive, we do not consider the payments to be earned as deferred compensation in prior years.

(3)
The amounts shown reflect the dollar amounts computed for financial statement reporting purposes for fiscal 2007 in accordance with FAS 123R of stock options granted in and prior to fiscal 2007. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 14 to our audited consolidated financial statements for the fiscal year ended September 30, 2007 included in our Annual Report on Form 10-K filed with the SEC on December 14, 2007. Each option has a three-year vesting in equal installments and a term of 10 years, and generally expires shortly following the termination of the executive’s employment.

(4)	All Other Compensation is comprised of life insurance premiums paid by the Company for life insurance for which either the named executive or their family is the named beneficiary.
(5)	Mr. Porter resigned as President in March, 2007 and joined the Company as President upon the purchase of the DeWind subsidiary in July, 2006.
(6)	Mr. Smith was appointed Chief Financial Officer in January, 2007 and resigned in February, 2007

Grants of Plan-Based Awards Table
The following table contains information concerning each grant of an option grant made during fiscal 2007 to the named executive officers. The Company did not have a non-equity incentive plan during the year.

Name	Grant Date	Number of Securities Under- lying Options (1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Benton Wilcoxon	None	—	—	$--
Michael Porter	None	—	—	$--
Marvin Sepe	4/6/07	500,000	$1.30	$411,500
Domonic J. Carney	4/6/07	500,000	$1.30	$411,500
Kevin Smith (3)	1/10/07	1,250,000	$1.00	$949,500

(1)
The option awards vest in three equal annual installments on the first three anniversaries of the grant date. Each option has a term through December 31, 2011. Unvested options will expire immediately upon the termination of the officer’s employment and vested options will expire 60 days following the termination of the officer’s employment. Upon a change in control, any unvested options will immediately vest.

(2)	Grant date fair value represents the FAS 123R value of the option as of the grant date.
(3)	Mr. Smith’s option grant was cancelled upon his resignation from the Company in February, 2007

Outstanding Equity Awards at Fiscal Year-End Table
The following table contains information regarding unexercised stock options held by our named executive officers as of September 30, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Benton Wilcoxon	635,216	(1)	—	—	$0.35	12/31/2011
	2,000,000	(2)	1,333,334	1,333,334	$1.00	12/31/2011

Marvin Sepe	400,000	(3)	266,667	266,667	$1.04	12/31/2011
	600,000	(4)	400,000	400,000	$1.01	12/31/2011
	500,000	(5)	500,000	500,000	$1.30	12/31/2011

Domonic J. Carney	500,000	(6)	166,667	166,667	$0.90	12/31/2011
	250,000	(7)	166,667	166,667	$1.01	12/31/2011
	500,000	(5)	500,000	500,000	$1.30	12/31/2011

(1)	These options were granted on June 11, 2001, vested in equal annual installments over a 5-year period, and were fully vested as of June 11, 2006.

(2)	These options were granted on September 27, 2006, vest in equal annual installments over a 3-year period, and will be fully vested on September 27, 2009

(3)	These options were granted on January 14, 2006, vest in equal annual installments over a 3-year period, and will be fully vested on January 14, 2009

(4)	These options were granted on April 27, 2006, vest in equal annual installments over a 3-year period, and will be fully vested on April 27, 2009

(5)	These options were granted on April 6, 2007, vest in equal annual installments over a 3-year period, and will be fully vested on April 6, 2010

(6)	These options were granted on May 9, 2005, vest in equal annual installments over a 3-year period, and will be fully vested on May 9, 2008

(7)	These options were granted on May 1, 2006, vest in equal annual installments over a 3-year period, and will be fully vested as on May 1, 2009

Option Exercises and Stock Vested Table
There were no option exercises by any of our named officers during fiscal 2007.

Employment Agreements and Severance Agreements with Executive Officers

We have no employment agreements or severance agreements with any of our Executive Officers. Messrs. Wilcoxon, Sepe, and Carney are “at-will” employees and the Company can terminate their employment at any time.

Pursuant an option agreements entered into between the Company and Mssrs. Wilcoxon, Sepe, and Carney between May 9, 2005 and April 4, 2007, if in the event of a “change in control” in the Company, any portion of the option to acquire the Company’s shares that has not yet vested at the time of the change in control shall automatically accelerate the unvested portion of the Option shall be fully and immediately vested as of the earlier of (i) the date any proposed change in control has been approved by the Company’s board of directors, whether or not all of the terms of such transaction have been determined, (ii) the date change in control has actually occurred, or (iii) the date of the death, disability, retirement, or other termination of employment of Benton Wilcoxon.  Change of control means either the sale or transfer of more than fifty percent (50%) of the assets of the Company, whether in a single transaction or a series of transactions, or the sale or transfer to any person or Common Group, or acquisition by any person or Common Group, of twenty percent (20%) or more of the outstanding common stock of the Company, whether in a single transaction or a series of transactions where a “Common Group” is five or fewer persons, excluding acquisitions made by Benton Wilcoxon.

The following table describes the value to the named executive officers pursuant to the acceleration-of-vesting provisions in his option agreements, assuming that a change in control of Composite Technology Corporation occurred on September 30, 2007. The actual value of such acceleration to each executive listed below can only be determined definitively at the time of an executive’s actual termination.

Value of option acceleration (1)
Benton Wilcoxon	$1,200,000
Marvin Sepe	$933,334
Domonic J. Carney	$615,000

(1)
Represents the number of option shares that would accelerate, multiplied by the excess of $1.90 per share (the last sale price of Composite Technology Corporation common stock on September 28, 2007) over the exercise price of the option.

COMPENSATION OF THE BOARD OF DIRECTORS

On October 31, 2007, the Company entered into a Letter Agreement with its newly appointed Director, John P. Mitola. The Agreement provided for Mr. Mitola’s appointment as a member of the Board of Directors to last one year or until the annual general meeting at which new directors are selected and that the terms of the agreement would govern any extension and reelection as a Director for a period of up to two (2) additional terms for a total of up to three years. The Agreement provides for a monthly remuneration of $5,500 and the granting of 500,000 options to purchase shares of the Company’s common stock as further described below. The Agreements provides for the reimbursement of expenses and the benefit of the Company’s liability insurance for Directors and Officers. The agreement provides for attendance of a minimum of four quarterly meetings per calendar year and one meeting held following the annual general meeting and the obligation to serve on Board Committees as required. The appointment of Mr. Mitola as a Director may be terminated at any time for any or no reason by Mr. Mitola or the Company upon written notice to the other in accordance with the Bylaws.

On October 31, 2007, the Company entered into an Option Agreements with its newly appointed independent Director, John P. Mitola. Pursuant to the Option Agreements Mr. Mitola was granted 500,000 options to acquire the Company’s shares of common stock at an exercise price of $2.09. The options will vest over a period of 36 months with the first portion of 41,666 options vesting 3 months after the grant date and thereafter an additional portion of 41,666 options will vest at regular 3-monthly intervals until the vesting of the twelfth and final last portion of 41,667 options on the 3-year anniversary of the grant date. The Options expire on December 31, 2011. The options are granted under and governed by the terms and conditions of the 2002 Non-Qualified Stock Compensation Plan and the Option Agreements. The options are neither transferable nor assignable by Optionee other than by will or by the laws of descent. In the event one of the Optionee shall (i) voluntarily resign from his position or, (ii) either refuse to stand for reelection when requested at any time within a 3 year period from the date of the Grant or shall not be reelected at the annual general meeting, then any portion of the Option that has not yet vested shall immediately be cancelled and any portion of the Option that has vested shall remain exercisable until the Expiration Date. In the event that the Optionee shall (i) be removed from his position as a Director of the Company for any reason other than Misconduct, or (ii) not be asked to stand for reelection at any time within a 3 year period from the date of the Grant, then all of the options shall immediately and fully vest and remain exercisable until the Expiration Date, provided however, that the Optionee shall have completed a term of service as a director of more than 6 full calendar months. Should Optionee's Service be terminated for Misconduct, then the Options will be cancelled. In the event of a “change in control” in the Company, any portion of the Option to acquire the Option Shares that has not yet vested at the time of the change in control shall automatically accelerate so that such Option shall, immediately prior to the effective date of the Change in Control, become exercisable remain exercisable until the Expiration Date, unless and to the extent: (i) the option obligations were assumed by the successor corporation or otherwise continue in full force and effect pursuant to the terms of the change in control transaction; or (ii) this are replaced with a cash incentive program which preserves the spread existing at the time of the change in control on the shares of Common Stock for which the Option is granted and provides for subsequent payout of such cash amount within 3 months. If the option obligations are assumed in connection with a change in control, then the rights will be appropriately adjusted to apply to the number and class of securities or other property which would have been issuable to Optionee had the Option been exercised immediately prior to the change in control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

Directors are eligible to participate in the Composite Technology Corporation 2002 Non-Qualified Stock Compensation Plan and the 2008 Stock Compensation Plan. Grants of options from the Plan are discretionary and are subject to the approval of the Board of Directors.

Except as noted above for the newly appointed Director, John P Mitola, all other Directors compensation was unchanged from fiscal 2006 levels and included monthly cash compensation of $4,000 with an additional $1,000 per month for participation in a committee and an additional $500 per month for chairing a committee; therefore $4,000 for Michael McIntosh, and $5,500 for Dean McCormick. Mr. Wilcoxon does not receive additional cash compensation specific to his service as a Director.

The following table summarizes the compensation of our Outside and Non-Executive Directors during fiscal 2007.

Name	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Michael D. McIntosh	$48,000	301,242	—	$349,242
D. Dean McCormick III	$66,000	126,507	—	$192,507
John Mitola	$—	—	—	$—

(1)
The amounts shown reflect the dollar amounts computed for financial statement reporting purposes for fiscal 2007 in accordance with FAS 123R, excluding an estimate of forfeitures, of options granted in and prior to fiscal 2007. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 14 to our audited consolidated financial statements for the fiscal year ended September 30, 2007 included in our Annual Report on Form 10-K filed with the SEC on December14, 2007. John Mitola was appointed as an outside Director in October, 2007 after the end of the fiscal year.

As of September 30, 2007, each Outside Director or Non-Executive held options for the following aggregate number of shares of common stock:

Name		Number of options
Michael D. McIntosh	(1)	1,325,000
D. Dean McCormick III	(2)	500,000
John Mitola	(3)	--

(1)
Mr. McIntosh’s options include 325,000 options granted on 1/10/2006 at $1.04 per option for his services as a Non-Executive Director and 1,000,000 options granted on 9/27/2006 at $1.00 per option as additional compensation for the TMA and TMG consulting services described below. During 2007, the Company recorded fair value expense of $89,442 and $211,800 for the partial vesting of the 325,000 and 1,000,000 option grants respectively.

(2)
Mr. McCormick’s options include 325,000 options granted on 1/10/2006 at a $1.04 strike price and 175,000 options granted on September 27,2006 at a $1.00 strike price. Both options vest quarterly over three years. During 2007, the Company recorded fair value expense of $89,442 and $37,065 for the partial vesting of the 325,000 and 175,000 option grants respectively.

(3)	Mr. Mitola received 500,000 options at an exercise price of $2.09 with a three year quarterly vesting schedule upon his appointment as an Outside Director on October 31, 2007

There were no grants of stock options to Outside and Non-Executive Directors during the fiscal year ending September 30, 2007.

Securities Authorized for Issuance Under Our Equity Compensation Plans
The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	15,019,870		$1.35	15,019,870
Equity compensation plans not approved by security holders	4,452,089	(1)	$1.37	--

Total	19,471,959		$1.35	15,019,870

(1)
See table below for the detail of the warrants issued for services. The Series name corresponds to the warrants listed in Note 13, page 74 of our Form 10-K for fiscal 2007 filed with the Securities and Exchange Commission on December 14, 2007. Services are primarily for financing fees related to debt and equity capital raises for fiscal 2007 and prior years except for 2006 Series B which are for legal services and Series 2006 C, D, and E which are in payment of consulting fees for public relations services provided from January 1, 2006 through December 31, 2008.

Warrant Series Name	Grant Date	Strike Price	Expiration Date	Warrants
Series T	Sept, 2004	$1.00	July, 2008	160,000

Series U	Sept, 2004	$1.83	August, 2008	512,362

2006 Series A1	March, 2006	$1.55	March, 2009	150,000

2006 Series B	May, 2006	$2.00	March, 2009	191,466

2006 Series C	May, 2006	$1.25	December, 2009	200,000

2006 Series D	May, 2006	$1.50	December, 2009	200,000

2006 Series E	May, 2006	$1.75	December, 2009	200,000

2007 Convertible Debt Fees	Mar, 2007	$1.03	February, 2010	1,316,833

2007 PIPE Series 1	June, 2007	$1.39	June, 2010	1,209,066

2007 PIPE Series 2	June, 2007	$1.40	June, 2010	312,362

Total				4,452,089

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship between the Company and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest and when the amount involved exceeds $120,000.

If a related person proposes to enter into such a transaction, arrangement or relationship, defined as a "related party transaction," the related party must report the proposed related party transaction to our Chief Financial Officer. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. If practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related party transaction. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum. The related party transactions listed below were reviewed by the full board of directors and the audit committee during the year.

During fiscal 2007, the Company had contracts with two companies owned by one of its Non-Executive Directors, Michael McIntosh: a legal services agreement with The McIntosh Group (TMG) for legal and intellectual property services and a consulting agreement with Technology Management Advisors, LLC (TMA) for strategic business advisory services related to technology and international patent and intellectual property filings. Each contract provides for payment of service fees of $250,000 per annum plus out of pocket expenses.

•	An agreement between TMG and CTC Cable, a wholly owned subsidiary operating as the “cable” segment of the Company to provide legal and intellectual property services for that segment.
•	An agreement between TMG and EU Energy/DeWind, a wholly owned subsidiary operating as the “wind” segment of the Company to provide legal and intellectual property services for that segment.
•	An agreement between TMA and the Company to provide management services related to the Company’s technology protection and management.

Each of these agreements is for $250,000 per year, payable in equal installments at the beginning of each calendar month. Each Agreement will terminate on July 3, 2009, provided that it may be terminated at the end of each anniversary of its effective date upon 90 days prior written notice to the other party.

For the fiscal year ended September 30, 2007 we recorded fees of $500,000 and patent filing related expenses of $106,107 for TMG, and we recorded fees of $250,000 and incidental expenses of $69,500 for TMA.
As of September 30, 2007 the Company had outstanding balances due to TMA and TMG of $27,748 and $34,404, respectively.

Mr. McIntosh received an option grant of 1,000,000 options granted on September 27, 2006 with an exercise price of $1.00 per option. This option grant is included in the Outside and Non-Executive Directors option grant table included above. During 2007, the Company recorded fair value expense of $211,800 for the vesting of 333,333 options related to this grant.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in next year’s Proxy Statement and form of proxy must be directed to the Corporate Secretary at Composite Technology Corporation, 2026 McGaw Ave. Irvine, CA 92614 and must be received by September 21, 2007 to be considered for inclusion. If a stockholder intends to submit a proposal or nomination for director for our 2007 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with Rule 14a-4(c)(1) no later than December 7, 2007. For proposals that are not timely filed, we retain discretion to vote proxies we receive. For proposals that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our Proxy Statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a Proxy Statement

Investor Information

All reports filed by the Company with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov . In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 450 Fifth St., N.W., Washington, D.C., 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company also provides copies of its Forms 8-K, 10-K, 10-Q, Proxy, Annual Report and press releases at no charge to investors upon request and makes electronic copies of such reports and press releases available through its website at www.compositetechcorp.com as soon as is practicable after filing such material with the SEC. Requests should be sent to the Company, attention: Anne Io, Secretary.

COMPENSATION AND AUDIT COMMITTEE REPORTS AND PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the acting compensation committee, the audit committee report and the stock performance graph which follows shall not be deemed to be "soliciting material," are not deemed "filed" with the sec and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Composite Technology Corporation’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Composite Technology Corporation’s Annual Report on Form 10-K for its 2007 fiscal year.

Submitted by the Board of Directors in lieu of a formal standing compensation committee

Benton H Wilcoxon
Dean McCormick III
John P Mitola
Michael McIntosh

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors has furnished the following report on Audit Committee matters:

Pursuant to its charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and our subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent registered public accounting firm. The Committee also oversees the performance of the Company’s corporate governance function and the Company’s compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Committee relies, without independent verification, on the information provided to it and the representations made by management, the Company’s corporate governance personnel and the Company’s independent registered public accounting firm. Management retains direct responsibility for the financial reporting process and system of internal controls.

In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company’s internal controls and of areas of potential exposure for the Company such as litigation matters. The Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and other financial professional services providers. These services may include audit services, audit-related services, tax services, and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The Company’s independent registered public accounting firm and management report annually to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed. All services provided by Singer Lewak Greenbaum & Goldstein LLP and the related fees in the 2007 fiscal year were approved in accordance with the Audit Committee’s policy.

The Audit Committee has reviewed and discussed with management (i) the audited financial statements of the Company for Fiscal 2007, (ii) the Company’s evaluation of the effectiveness of our internal control over financial reporting as of September 30, 2007 and (iii) the related opinions by the Company’s independent registered public accounting firm. The Audit Committee has also discussed with Singer Lewak Greenbaum & Goldstein LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from Singer Lewak Greenbaum & Goldstein LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Singer Lewak Greenbaum & Goldstein LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Submitted by the Audit Committee of the Board of Directors

Dean McCormick III
John P. Mitola

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in our common stock on September 30, 2002 through September 30, 2007 relative to the cumulative total return of $100 invested in the Russell 2000 Index and American Superconductor Corporation, a peer issuer calculated similarly for the same period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE COMPANY, THE RUSSELL 2000 INDEX,
AND TWO PEER ISSUERS

* $100 invested on 10/1/2002 in stock or index—including reinvestment of dividends, if any. Fiscal year ending September 30.
OTHER MATTERS

We are not aware of any other business to be acted on at the meeting. If other business requiring a vote of the stockholders comes before the meeting, the holders of the proxies will vote in accordance with their best judgment.

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APPENDIX A

Composite Technology Corporation
2008 STOCK OPTION PLAN

1.     Establishment, Purpose and Term of Plan.

        1.1     Establishment.     The Composite Technology Corporation’s 2008 Stock Option Plan (the " Plan " ) is hereby established effective as of January 11, 2008.

        1.2     Purpose.     The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

        1.3     Term of Plan.     The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

2.     Definitions and Construction.

2.1     Definitions.     Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)	" Board " means the Board of Directors of the Company.
(b)	" Code " means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(c)
" Committee " means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no such Committee has been appointed, then “Committee” shall mean the Board. Each member of the Committee, while serving as such, shall be a disinterested person with the meaning of Rule 16b-3 promulgated under the Securities Act of 1934.

(d)
" Company " means Composite Technology Corporation, a Nevada corporation, or any successor corporation thereto and any parent or subsidiary corporation of Composite Technology Corporation, as such terms are defined in Sections 425(e) and 425(f), respectively, of the Code.

(e)
" Consultant " means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act.

(f)	" Director " means a member of the Board or of the board of directors of any other Participating Company.
(g)
" Disability " means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee's position with the Participating Company Group because of the sickness or injury of the Optionee.

(h)
" Employee " means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director's fee shall be sufficient to constitute employment for purposes of the Plan.

(i)	" Exchange Act " means the Securities Exchange Act of 1934, as amended.
(j)
" Fair Market Value " means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

        (i)    If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq Global Market, the Nasdaq Capital Market, the Over-the-Counter Bulletin Board or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

        (ii)   If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(j)	" Incentive Stock Option " means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(k)	" Insider " means an officer or a Director of the Company or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(l)	" Nonstatutory Stock Option " means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.
(m)
" Option " means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(n)
" Option Agreement " means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of the Option granted to the Optionee and any shares acquired upon the exercise thereof. An Option Agreement may consist of a form of "Notice of Grant of Stock Option" and a form of "Stock Option Agreement" incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

(o)	" Optionee " means a person who has been granted one or more Options.
(p)	" Parent Corporation " means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

(q)	" Participating Company " means the Company or any Parent Corporation or Subsidiary Corporation.
(r)	" Participating Company Group " means, at any point in time, all corporations collectively which are then Participating Companies.
(s)	" Rule 16b-3 " means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(t)	“Sarbanes-Oxley”, Sarbanes-Oxley Act, or SOX” means the Sarbanes-Oxley Act of 2002.
(u)	" Securities Act " means the Securities Act of 1933, as amended.
(v)
" Service " means an Optionee's employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. An Optionee's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee's Service. Furthermore, an Optionee's Service with the Participating Company Group shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Optionee's Service shall be deemed to have terminated unless the Optionee's right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Optionee's Option Agreement. The Optionee's Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Optionee's Service has terminated and the effective date of such termination.

(w)	" Stock " means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.
(x)	" Subsidiary Corporation " means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.
(y)
" Ten Percent Owner Optionee " means an Optionee who, at the time an Option is granted to the Optionee, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

        2.2     Construction.     Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

3.     Administration.

        3.1     Administration by the Committee.     The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Option shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option.

        3.2     Authority of Officers.     Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

        3.3     Powers of the Committee.     In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

        (a)   to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be subject to each Option;

        (b)   to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

        (c)   to determine the Fair Market Value of shares of Stock or other property;

        (d)   to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Optionee's termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

        (e)   to approve one or more forms of Option Agreement;

        (f)    to amend, modify, extend, cancel or renew any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

        (g)   to accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Optionee's termination of Service with the Participating Company Group;

        (h)   to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options; and

        (i)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

        3.4     Administration with Respect to Insiders.     With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3 and the Sarbanes-Oxley Act.

        3.5     Indemnification.     In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.     Shares Subject to Plan.

        4.1     Maximum Number of Shares Issuable.     Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 25,000,000 and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Option subject to a Company repurchase option and are repurchased by the Company at the Optionee's exercise price, the shares of Stock allocable to the unexercised portion of such Option or such repurchased shares of Stock shall again be available for issuance under the Plan. Notwithstanding the foregoing, at any such time as the offer and sale of securities pursuant to the Plan is subject to compliance with Section 260.140.45 of Title 10 of the California Code of Regulations ( " Section 260.140.45 " ), the total number of shares of Stock issuable upon the exercise of all outstanding Options (together with options outstanding under any other stock option plan of the Company) and the total number of shares provided for under any stock bonus or similar plan of the Company shall not exceed thirty percent (30%) (or such other higher percentage limitation as may be approved by the stockholders of the Company pursuant to Section 260.140.45) of the then outstanding shares of the Company as calculated in accordance with the conditions and exclusions of Section 260.140.45.

        4.2     Adjustments for Changes in Capital Structure.     In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 8.1) shares of another corporation (the " New Shares "), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.     Eligibility and Option Limitations.

        5.1     Persons Eligible for Options.     Options may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, "Employees," "Consultants" and "Directors" shall include prospective Employees, prospective Consultants and prospective Directors to whom Options are granted in connection with written offers of an employment or other service relationship with the Participating Company Group. Eligible persons may be granted more than one (1) Option.

        5.2     Option Grant Restrictions.     Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences Service with a Participating Company, with an exercise price determined as of such date in accordance with Section 6.1.

        5.3     Fair Market Value Limitation.     To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by an Optionee for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

6.     Terms and Conditions of Options.     Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

        6.1     Exercise Price.     The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, (b) the exercise price per share for a Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (c) no Option granted to a Ten Percent Owner Optionee shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

        6.2     Exercisability and Term of Options.     Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences Service with a Participating Company, and (d) with the exception of an Option granted to an officer, Director or Consultant, no Option shall become exercisable at a rate less than twenty percent (20%) per year over a period of five (5) years from the effective date of grant of such Option, subject to the Optionee's continued Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3    Payment of Exercise Price.

        (a)     Forms of Consideration Authorized.     Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a " Cashless Exercise " ), (iv) provided that the Optionee is an Employee (unless otherwise not prohibited by law, including, without limitation, any regulation promulgated by the Board of Governors of the Federal Reserve System) and in the Company's sole discretion at the time the Option is exercised, by delivery of the Optionee's promissory note in a form approved by the Company for the aggregate exercise price, provided that, if the Company is incorporated in the State of Delaware, the Optionee shall pay in cash that portion of the aggregate exercise price not less than the par value of the shares being acquired, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 7, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

        (b)     Limitations on Forms of Consideration.

        (i)     Tender of Stock.     Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

        (ii)     Cashless Exercise.     The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise. At no time shall a cashless exercise be allowed if by so doing it would violate any section of the Sarbanes-Oxley Act.

        (iii)     Payment by Promissory Note.     No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law including the applicable sections of the Sarbanes-Oxley Act. Any permitted promissory note shall be on such terms as the Committee shall determine at the time the Option is granted. The Committee shall have the authority to permit or require the Optionee to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Committee, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company's securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

        6.4     Tax Withholding.     The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Option or the shares acquired upon the exercise thereof. Alternatively or in addition, in its discretion, the Company shall have the right to require the Optionee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option or the shares acquired upon the exercise thereof. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Participating Company Group's tax withholding obligations have been satisfied by the Optionee.

        6.5     Repurchase Rights.     Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Optionee shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

        6.6     Effect of Termination of Service.

        (a)     Option Exercisability.     Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after an Optionee's termination of Service only during the applicable time period determined in accordance with this Section 6.6 and thereafter shall terminate:

        (i)     Disability.     If the Optionee's Service with the Participating Company Group terminates because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee (or the Optionee's guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Optionee's Service terminated, but in any event no later than the date of expiration of the Option's term as set forth in the Option Agreement evidencing such Option (the " Option Expiration Date " ).

        (ii)     Death.     If the Optionee's Service with the Participating Company Group terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee's legal representative or other person who acquired the right to exercise the Option by reason of the Optionee's death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date. The Optionee's Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the Optionee's termination of Service.

        (iii)     Termination After Change in Control.      See section 8.2 for the treatment of options upon a Change in Control event.

(iv)     Other Termination of Service.     If the Optionee's Service with the Participating Company Group terminates for any reason, except Disability or death or as described in section 8.2, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee's Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date.

        (b)     Extension if Exercise Prevented by Law.     Notwithstanding the foregoing or as described in section 8.2, if the exercise of an Option within the applicable time periods set forth in Section 6.6(a) is prevented by the provisions of Section 10 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

        (c)     Extension if Optionee Subject to Section 16(b).     Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Sections 6.6(a) or 8.2 of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee's termination of Service, or (iii) the Option Expiration Date.

        6.7     Transferability of Options.     During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in Section 260.140.41 of Title 10 of the California Code of Regulations, Rule 701 under the Securities Act, and the General Instructions to Form S-8 Registration Statement under the Securities Act.

        6.8     No Right to Future Employment.     The granting of a Stock Option in any year shall not give the Optionee any right to similar grants in future years or any right to be retained in the employ or service of the Company, and all Employees and Consultants shall remain subject to discharge to the same extent as if the Plan were not in effect.

        6.9     No Stockholder Rights.     The granting of a Stock Option in any year shall not give the Optionee any rights as a stockholder until the exercise of such Option.

        7.     Standard Forms of Option Agreement.

        7.1     Option Agreement.     Unless otherwise provided by the Committee at the time the Option is granted, an Option shall comply with and be subject to the terms and conditions set forth in the form of Option Agreement approved by the Committee concurrently with its adoption of the Plan and as amended from time to time.

        7.2     Authority to Vary Terms.     The Committee shall have the authority from time to time to vary the terms of any standard form of Option Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan.

        8.     Change in Control.

        8.1     Definitions.

        (a)   An " Ownership Change Event " shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than thirty percent (30%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party (except a merger or consolidation in which the Company is the surviving entity and the stockholders of the Company prior to such transaction hold seventy percent (70%) or more of the surviving entity’s outstanding equity securities); (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; (iv) a liquidation or dissolution of the Company; (v) the sale of all or substantially all of the assets of the Company or (vi) the termination of employment of Benton H Wilcoxon as an officer of the Company.

        (b)   A " Change in Control " shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a " Transaction " ) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than thirty percent (30%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the " Transferee Corporation(s) " ), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Committee shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2   Effect of Change in Control on Options.

(a) In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the " Acquiring Corporation " ), may, without the consent of any Optionee, either

i)	assume the Company's rights and obligations under outstanding Options;
ii)	substitute for outstanding Options substantially equivalent options for the Acquiring Corporation's stock or
iii)
pay consideration, in cash or a form and manner consistent with the consideration given in exchange for common shares of the Company and equal to the fair value of the outstanding Options (defined as the consideration given or closing market price of a share of common stock valued as of the date of the Change in Control, reduced by the exercise price of the option).

(b) In the event the Acquiring Corporation elects not to assume or substitute for outstanding Options or pay the Optionee the fair value of the outstanding Options, as defined in section 8.2(a) in connection with a Change in Control, the exercisability and vesting of each such outstanding Option and any shares acquired upon the exercise thereof held by Optionees whose Service has not terminated prior to such date shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control, to such extent, if any, as shall have been determined by the Committee, in its discretion, and set forth in the Option Agreement evidencing such Option. In such an event, the Optionee shall have twelve (12) months from the date of the Change in Control to exercise the Option and upon such exercise shall have the rights to any financial consideration given or provided to an equivalent share of Stock as of the date of the Change in Control.

(c) The exercise or vesting of any Option and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section 8.2 and the provisions of such Option Agreement shall be conditioned upon the consummation of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement.

(d) The Committee may, in its discretion, provide in any Option Agreement that if the Optionee's Service terminates either voluntarily with Good Reason or involuntarily without Cause (and not due to death or Disability) within twelve (12) months following the Change in Control or is substantially modified in the scope of Service as a result of a “Change in Control" (as defined in such Option Agreement), then (1) the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated or changed, may be exercised by the Optionee (or the Optionee's guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Committee, in its discretion) after the date on which the Optionee's Service terminated or changed, but in any event no later than the Option Expiration Date, and (2) the exercisability and vesting of the Option and any shares acquired upon the exercise thereof shall be accelerated effective as of the date on which the Optionee's Service terminated or was substantially modified to such extent, if any, as shall have been determined by the Committee, in its discretion, and set forth in the Option Agreement. “Good Reason” and “Cause” shall be defined in the Option Agreement.

        9.     Provision of Information.     At least annually, copies of the Company's balance sheet and income statement for the just completed fiscal year shall be made available to each Optionee and purchaser of shares of Stock upon the exercise of an Option. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure them access to equivalent information.

        10.    Compliance with Applicable Law.     The grant of Options and the issuance of shares of Stock upon exercise of Options shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities, including Section 409A of the Code to the extent applicable. Options may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

        11.    Termination or Amendment of Plan.     The Committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company's stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company's stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Option unless expressly provided by the Committee. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Optionee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

        12.    Stockholder Approval.     The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the "Authorized Shares" ) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.